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                                                                 EXHIBIT 10.10

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made and entered into by and between FTP Software, Inc., a Massachusetts corporation (the "Company"), and Glenn C. Hazard ("Employee"), effective as of the 12th day of December, 1997 (the "Effective Date").

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of July 29, 1996, as amended by Amendments No. 1 and 2 thereto (the "Original Employment Agreement"); and

WHEREAS, the Company and Employee desire to effectuate certain additional amendments to such agreement;

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth in this Agreement, the parties hereby agree that the Original Employment Agreement has hereby amended and restated in its entirety as follows:

1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Employee hereby accepts employment.

2. TERM. Subject to earlier termination pursuant to Section 5, the term of Employee's employment hereunder shall be one year, commencing on the Effective Date; PROVIDED, that unless written notice pursuant to Sections 5.c, d, e, f or g to the contrary is given by either party hereto to the other at least thirty
(30) days prior to the expiration of the original or any renewal term (in which case this Agreement shall terminate as of the last day of such term or, if earlier, the date such notice becomes effective in accordance with such Section, in each case with the effect provided in such Section), the term of Employee's employment hereunder shall automatically renew for successive terms of one year each; PROVIDED, FURTHER, that if a Change of Control (as defined in Section 5) occurs, the then-current term shall be automatically extended so that the remainder of the term is not less than twelve (12) full calendar months from the date of the Change of Control. The term of this Agreement, as from time to time renewed or extended, is referred to herein as the "Term."

3. DUTIES; CONFLICTING INTERESTS. During the Term, Employee agrees to serve the Company as its President and Chief Executive Officer or in such other executive position as the Board of Directors of the Company (the "Board") may designate from time to time with Employee's consent. In addition, and without further compensation, Employee shall serve as a director and/or officer of one or more of the Company's Affiliates (as hereafter defined) if so elected or appointed from time to time. Employee shall, on a full-time basis, perform such duties and responsibilities for the Company and its Affiliates as are intrinsic to Employee's position and status with the Company or as may otherwise reasonably be designated from time to time by the Board or by the Chairman of the Company (the "Chairman") or any designees of the Chairman. Employee shall devote his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates. Employee shall not engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) or serve on any other board of directors or in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance in writing by the Board or the Chairman, which approval shall not be unreasonably withheld, delayed or conditioned.

     For the purposes of this Agreement, the term "Affiliates" shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

4.   COMPENSATION AND BENEFITS.

     a. BASE SALARY. During the Term, the Company shall pay Employee a base salary at the rate of Two Hundred and Seventy-Five Thousand Dollars ($275,000) per annum, payable in accordance with the payroll
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practices of the Company and subject to adjustment from time to time by the
Board in its sole discretion. Such base salary, as adjusted from time to time, is referred to as the "Base Salary."

     b. CASH INCENTIVE AND BONUS COMPENSATION. If a cash incentive or bonus compensation plan is made available to executives of the Company generally and Employee is not then covered by any other cash incentive or bonus compensation plan, Employee shall be entitled during the Term to participate in such plan (if any) in accordance with the plan's then current terms. Any compensation paid to Employee under any incentive or bonus compensation plan (hereafter, "Bonus") shall be in addition to the Base Salary. The targeted percentage of Employee's Base Salary payable as a Bonus under such plans (such targeted percentage multiplied by Employee's Base Salary is hereinafter referred to as the "Target Bonus") shall be as set forth or referred to in resolutions adopted from time to time by the Board or the Compensation Committee of the Board. Except as otherwise provided under the terms of such incentive or bonus compensation plan or this Agreement, any Bonus payable to Employee shall be pro-rated during Employee's first and last year of service as an executive officer of the Company, provided, in each case, that Employee has been employed for at least three (3) months of the twelve (12) month period on which the cash incentive or bonus compensation plan is based.

     c. STOCK OPTIONS. Upon a "Change of Control," as hereafter defined, any and all stock options granted to Employee by the Company and not yet exercised, expired, surrendered or canceled shall automatically vest and become exercisable in full, but shall remain exercisable only in accordance with the terms of any applicable stock option plan, certificate or agreement.

     d. OTHER BENEFITS. During the Term, Employee shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to Employee. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. Notwithstanding the provisions of Section 2, Employee's employment hereunder shall terminate under the following circumstances.

     a. DEATH. In the event of Employee's death, Employee's employment hereunder shall immediately and automatically terminate and the Company shall pay to Employee's designated beneficiary or, if none, to Employee's estate, a sum equal to three (3) months' Base Salary plus any Bonus due Employee, pro-rated through the date of Employee's death.

     b.   DISABILITY.

          i. The Company may terminate Employee's employment hereunder, upon written notice to Employee, if Employee becomes disabled (whether physically or mentally) and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for any 180 (whether or not consecutive) days during any period of 365 consecutive calendar days.

          ii. Notwithstanding that someone else may be performing Employee's tasks while Employee is disabled, Employee shall continue to receive the Base Salary in accordance with Section 4.a and benefits in accordance with Section 4.d to the extent permitted by the then-current terms of the applicable benefit plans, until Employee becomes eligible for disability income benefits under the Company's disability income plan or until the termination of Employee's employment, whichever occurs first. While receiving disability income payments under the Company's disability income plan, Employee shall not be entitled to receive any Base Salary under Section 4.a, but shall continue to participate in Company benefit plans in accordance with Section 4.d (to the extent permitted by the then-current terms of such plans) until the termination of Employee's employment.

          iii. If any question arises as to whether during any period
Employee is disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, Employee, at the request of the Company, shall submit to a medical examination by a physician reasonably selected by the Company to determine whether Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of

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the issue. If such question arises and Employee fails to submit to such medical examination, the Company's determination of the issue shall be binding on Employee.

          c. BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment hereunder for Cause at any time upon written notice to Employee setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board, shall constitute Cause for termination by the Company:

               i. Employee's willful failure to perform (other than by reason of disability), or gross negligence in the performance of, Employee's duties and responsibilities to the Company or any of its Affiliates; or

               ii. Material breach by Employee of any provision of this Agreement or the Employee Confidentiality and Inventions Agreement dated as of May 9, 1996 between the Company and Employee (the "Confidentiality and Inventions Agreement"); or

               iii. Fraud, embezzlement or other material dishonesty on the part of Employee with respect to the Company or any of its Affiliates or conviction of or plea of nolo contendere by Employee to a felony or any crime involving moral turpitude.

Upon the giving of notice of termination of Employee's employment hereunder for Cause, the Company shall have no further obligation or liability to Employee, other than for Base Salary earned and unpaid at the date of termination.

     For purposes of this Agreement, no act, or failure to act, on Employee's part shall be considered "willful" unless such act, or failure to act, was not in good faith and was without reasonable belief that Employee's action or omission was in the best interest of the Company.

     d. BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate Employee's employment hereunder other than for Cause at any time upon written notice to Employee. If such termination occurs either before or after a Change of Control Period (as defined in Section 5.g) and provided that Employee executes a release of claims in the form attached hereto and marked "A" (the "Employee Release") and does not revoke the same within the period stated in Employee Release, then the Company shall (i) pay Employee, within ten (10) business days after such termination, a lump sum payment equal to twelve (12) months' Base Salary at the rate in effect on the date of termination and (ii) shall pay the full cost of Employee's continued participation in the Company's group health and dental insurance plans for so long as Employee remains entitled to continue such participation under the federal law known as "COBRA" or any successor law and the applicable plan terms.

     e. BY EMPLOYEE FOR GOOD REASON. Employee may terminate employment hereunder for Good Reason at any time upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by Employee:

          i. Failure of the Company to continue Employee in the position of President and Chief Executive Officer of the Company or in such other position to which Employee may subsequently be assigned with Employee's consent; or

          ii. Material diminution in the nature or scope of Employee's responsibilities, duties or authority; provided, however, that the Company's failure to continue Employee in the position of director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute "Good Reason"; or

               iii. Permanent transfer of Employee, without Employee's consent, to a work site located such that Employee's commute to and from work is more than fifty (50) miles each way; or


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               iv.  A decrease in the Base Salary of more than fifteen percent
(15%) or the material failure of the Company to provide Employee benefits in accordance with the terms of Section 4.b or 4.d hereof.

In the event of termination in accordance with this Section 5.e, the Company shall provide Employee pay and benefits in accordance with Section 5.d, provided that Employee executes the Employee Release and does not revoke the same within the period stated in the Employee Release.

     f. BY EMPLOYEE OTHER THAN FOR GOOD REASON. Employee may terminate employment hereunder at any time upon thirty (30) days' prior written notice to the Company.

     g.   UPON A CHANGE OF CONTROL.

          i. If a Change of Control occurs and if on the date of, or within one year following, such Change of Control (a "Change of Control Period"), the Company terminates Employee's employment with the Company other than for Cause or Employee terminates his employment with the Company for any reason and, in either event, Employee executes the Employee Release and does not revoke the same within the period stated in the Employee Release, then the
Company: (A) shall pay Employee an amount (the "Change of Control Payment") equal to two times the greater of (1) the sum of the Base Salary and the amount of any Target Bonus paid or payable during the twelve (12) months following the date on which such termination occurs or (2) the sum of the Base Salary and the amount of any Target Bonus paid or payable to Employee during the twelve (12) months preceding the date on which such termination occurs, payable as provided below; and (B) shall pay the full cost of Employee's continued participation in the Company's group health and dental insurance plans for so long as Employee remains entitled to continue such participation under COBRA or any successor law and the applicable plan terms. Any decrease in Employee's Target Bonus that is approved by the Board or the Compensation Committee of the Board after the date a Change of Control occurs (the "Change of Control Date") and any decrease in Employee's Base Salary that occurs after the Change of Control Date shall be disregarded for purposes of the calculation set forth in the preceding clause
(A). The Change of Control Payment shall be in lieu of any payments to or on behalf of Employee that may otherwise be required pursuant to Sections 5.d or 5.e.

          Unless the Company and Employee agree otherwise in writing (in which case the Company shall pay the Change of Control Payment, net of all applicable federal and state taxes (including any Section 4999 Tax, as defined in Section 5.g.iii), to Employee within thirty (30) days following date of the applicable notice of termination of Employee's employment), the Company shall continue to pay Employee his Base Salary, at the rate in effect on the date of such written notice or, if greater, the rate in effect immediately prior to the Change of Control Date, for a period of not less than ninety (90) days nor more than nine
(9) months following the date of such written notice, as mutually agreed to by the Company and Employee (the "Continuation Period"), PROVIDED, that (i) in the absence of agreement between the Company and Employee as to the length of the Continuation Period, such period shall be nine (9) months and (ii) in any event, Employee may, at his option, terminate the Continuation Period after the ninetieth (90th) day thereof upon thirty (30) days' prior written notice to the Company. Within thirty (30) days following the last day of the Continuation Period, the Company shall pay to Employee an amount equal to the Change of Control Payment minus all payments of Base Salary paid to Employee for the Continuation Period, net of all applicable federal and state taxes (including any Section 4999 Tax). During the Continuation Period, Employee shall continue to be considered an "employee" of the Company for purposes of participation in the Company's employee benefit plans pursuant to Section 1.d, subject to the terms of such plans, and for purposes of the Company's stock option plans and the stock option certificates covering the options then held by Employee. The Company hereby agrees to waive the provisions of Section 3 hereof during the Continuation Period, provided that Employee does not violate the provisions of
Section 7 hereof during such period.

          ii. A Change of Control shall be deemed to take place if after the Effective Date: (A) within twenty-four (24) months after the commencement of a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its Affiliates), the individuals who were directors of the Company immediately prior to the commencement of such offer shall cease to constitute a majority of the Board; or (B) the stockholders of the Company approve a merger or consolidation of the Company with any Person, other than a

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merger or consolidation which would result in the voting securities of the
Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (C) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to any of its Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates.

          iii. Payments and benefits under Section 5.g.i shall be provided without regard to whether the deductibility of such payments or benefits (or any other payments in the nature of compensation to or for the benefit of Employee) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and without regard to whether such payments or benefits (or any other payments or benefits) would subject Employee to the federal excise tax (the "Section 4999 Tax") applicable to certain "excess parachute payments" under Section 4999 of the Code, subject to the following special rules:

               (A) If the aggregate amount of the "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code, taking into account the special rules of Section 280G(b)(4)(A) and Section 280G(b)(6) of the Code) to or for the benefit of Employee, whether provided under this Agreement or otherwise, does not exceed three hundred and five percent (305%) of Employee's "base amount" (as that term is defined in Section 280G(b)(3) of the Code), cash benefits to or for the benefit of Employee under this Agreement shall be automatically reduced to the extent (and only to the extent), if any, necessary so that no payment or benefit to or for the benefit of Employee, whether provided under this Agreement or otherwise, is subject to the Section 4999 Tax; and

               (B) If the aggregate amount of the "parachute payments" to or for the benefit of Employee, as determined above, exceeds three hundred and five percent (305%) of Employee's "base amount" as determined above, the Company shall pay to Employee (or, in the event of his death, to his designated beneficiary or, if none, to his estate) an additional cash payment (the "gross-up payment") that is equal, after reduction for all federal and state income taxes (including the Section 4999 Tax) applicable to such gross-up payment, to the total Section 4999 Tax applicable to Employee's "excess parachute payments" (as that term is defined in Section 280G(b)(1) of the Code) determined without regard to the gross-up payment. For purposes of the preceding sentence, the gross-up payment shall be deemed subject to federal income tax at the maximum marginal rate and to state income tax at the maximum rate applicable to compensation income in the state in which Employee is resident at the time of payment. The Company shall pay Employee the gross-up payment together with the payment of the Change of Control Payment pursuant to Section 5.g.i or, if later, promptly following the receipt by the Company of the written determination referred to in the following paragraph.

The calculation of the amount of the "parachute payments" to or for the benefit of Employee for purposes of clauses (A) and (B) this Section 5.g.iii and of the gross-up payment shall be made by an independent accounting firm of national reputation (other than the firm then serving as the Company's independent accountants) mutually selected by the Company and Employee. All information pertaining to such calculations shall be submitted to such independent accounting firm promptly following the termination of Employee's employment pursuant to Section 5.g.i. Such calculations shall be determined by such independent accounting firm and submitted in writing to the Company and Employee as promptly as practicable and shall be binding on both the Company and Employee.

               iv. The Company shall promptly reimburse Employee for the amount of all reasonable attorneys' fees and expenses incurred by Employee in seeking to obtain or enforce any right or benefit provided Employee under this
Section 5.g.

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6.   EFFECT OF TERMINATION OF EMPLOYMENT. The provisions of this Section 6 shall apply to any termination of employment hereunder:

     a. Payment by the Company of any Base Salary, pro-rated Bonus or contributions to the cost of Employee's continued participation in the Company's group health and dental plans or other amounts that may be due Employee in each case as expressly provided for under the applicable termination provision of
Section 5 hereof shall constitute the entire obligation of the Company to Employee. Employee shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5.d, 5.e or 5.g.

     b.   Except for medical and dental plan coverage continued pursuant to
Section 5.d, 5.e or 5.g, benefits shall terminate pursuant to the term of the applicable benefit plans based on the date of termination of Employee's employment without regard to any continuation of Base Salary or other payment to Employee following such date of termination, except as otherwise provided in
Section 5.g.

     c. The obligations of Employee set forth in Sections 7 and 10 and in the Confidentiality and Inventions Agreement shall survive the termination of Employee's employment hereunder. Employee recognizes that, except as expressly provided in Section 5.d, 5.e or 5.g, as applicable, no compensation is earned after termination of employment.

7. RESTRICTED ACTIVITIES. In consideration of the terms of this Agreement, Employee agrees that some restrictions on Employee's activities during and after employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its Affiliates:

     a. Employee hereby acknowledges that the activities carried on by the Company and its Affiliates have worldwide business and commercial implications for the Company and its Affiliates, without geographic limit. In consideration of the payments set forth herein, Employee agrees not to engage, directly or indirectly, for a period of six (6) months following the termination of his employment for any reason whatsoever (the "Non-Competition Period"), in any line of business which competes in the United States with a line of business carried on by the Company or any of its Affiliates on the date of such termination, or any line of business in which the Company or any of its Affiliates, as of the date of such termination, has made definite plans to become engaged in the United States. Employee will be deemed to have engaged in such line of business if he participates therein as an employee, consultant, partner, proprietor or investor (provided that Employee shall not be deemed to have engaged in such line of business solely by reason of any passive equity investment in any entity that does not exceed 5% of the outstanding capital stock of such entity).

     b. Employee agrees that he shall not, during the Non-Competition Period, engage in any activity for the purpose of (i) inducing, diverting or taking away any employee of the Company or any of its Affiliates or (ii) inducing, diverting or taking away any consultant of the Company in a manner which would deprive the Company or any of its Affiliates of the consultant's services.

8. ENFORCEMENT OF COVENANTS. Employee acknowledges and agrees that, were Employee to breach any of the covenants contained in Section 7 or in the Confidentiality and Inventions Agreement, the damage to the Company and its Affiliates would be irreparable, that the damage would be extremely difficult to ascertain, and that money damages alone would not be an adequate remedy. Accordingly, Employee agrees that the Company and its Affiliates and their successors and assigns, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of said covenants, without having to post bond. The parties further agree that, if any provision of Section 7 or of the Confidentiality and Inventions Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by applicable law.


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9.   CONFLICTING AGREEMENTS. Employee hereby represents and warrants that the execution of this Agreement and the performance of Employee's obligations hereunder will not breach or be in conflict with any other agreement to which Employee is a party or is bound and that Employee is not now subject to any covenants against competition, covenants of confidentiality or similar covenants with any person or entity other than the Company that would affect the performance of Employee's obligations hereunder. Employee shall not disclose to or use on behalf of the Company any proprietary information of any third party without such party's consent.

10. LITIGATION ASSISTANCE. Employee covenants and agrees that he shall, upon reasonable notice, during the Term and for three (3) full years after the termination of this Agreement, furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any litigation in which it or any of its Affiliates is, or may become, a party. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in furnishing such information and assistance.

11. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless to the extent provided in its then-current Articles of Organization or By Laws. Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of Employee's employment with the Company.

12. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. ASSIGNMENT. Neither the Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Employee if the Company shall hereafter effect a reorganization, consolidate with or merge into any entity or transfer all or substantially all of its properties or assets to any entity. This Agreement shall inure to the benefit of and be binding upon the Company and Employee, their respective successors, executors, administrators, heirs and permitted assigns.

14. SEVERABILITY. The terms of this Agreement are severable. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, or by recognized overnight courier and addressed to Employee at Employee's last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman, or to such other address as either party may specify by written notice to the other actually received.

16. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement and the Confidentiality and Inventions Agreement, which is incorporated herein by reference, constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Employee's employment, including the Original Employment Agreement. This Agreement may be amended or modified only by a written instrument signed by Employee and by an expressly authorized representative of the Company. Employee and the Company agree that their respective rights and remedies against the other are cumulative and that they may be exercised singularly or collectively, successively or concurrently. A waiver of any violation or failure to enforce any provision of this Agreement shall not constitute a waiver of any rights under this Agreement with respect to any other or continued violation of any provision of this Agreement. Any waiver shall be enforceable only if in writing and signed by an expressly authorized representative of the Company and by Employee.


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17.  SERVICE AS A DIRECTOR. Each of the Company and Employee acknowledges that each of the election or appointment of Employee as a member of the Board of Directors, Employee's status as a member of the Board of Directors and Employee's resignation or removal as a member of the Board of Directors is governed by the articles of organization and bylaws of the Company and by Massachusetts law, and shall not in any way affect, or be affected by, the terms of this Agreement.

18. HEADINGS, REFERENCES AND COUNTERPARTS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. References in this Agreement to Sections are references to the specified Sections of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, USA, without regard to the conflict of laws principles thereof. Employee and the Company consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts, USA.

EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND CONSIDERED ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE RESTRAINTS IMPOSED UPON EMPLOYEE PURSUANT TO SECTION 7 AND PURSUANT TO THE CONFIDENTIALITY AND INVENTIONS AGREEMENT. EMPLOYEE AGREES THAT SAID RESTRAINTS ARE NECESSARY FOR THE REASONABLE AND PROPER PROTECTION OF THE COMPANY AND ITS AFFILIATES AND THAT EACH AND EVERY ONE OF THE RESTRAINTS IS REASONABLE IN RESPECT TO SUBJECT MATTER, LENGTH OF TIME AND GEOGRAPHIC AREA.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Employee, effective as of the Effective Date.

  EMPLOYEE:                            FTP SOFTWARE, INC.


  /s/ Glenn C. Hazard                  By: /s/ James A. Tholen
  -----------------------              ----------------------------------------
  Glenn C. Hazard                      Title:  Chief Financial and Operating
                                              Officer


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